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                                                                    EXHIBIT 99.1



                   [SEQUUS PHARMACEUTICALS, INC. LETTERHEAD]


Contacts:   SEQUUS Pharmaceuticals, Inc.    Burns McClellan, Inc.
            I. Craig Henderson, M.D.        Clarence Swearngan, Jr. (Investors)
            Chairman and CEO                212-505-1919
            L. Scott Minick                 Liz Landy (Media)
            President and COO               212-505-1919
            Donald J. Stewart
            Vice President, Finance
            415-323-9011


For Immediate Release
---------------------


                    SEQUUS PHARMACEUTICALS RECEIVES U.S. FDA
                         MARKET CLEARANCE FOR DOXIL(R)

Menlo Park, Calif., November 20, 1995 - SEQUUS Pharmaceuticals, Inc. (Nasdaq/NMS:SEQU) today announced the receipt of U.S. Food and Drug Administration (FDA) market clearance for DOXIL (doxorubicin HC1 liposome injection). DOXIL is indicated for the treatment of Kaposi's sarcoma (KS) in people with AIDS whose KS disease has progressed on prior combination chemotherapy or in patients who are intolerant to such therapy. DOXIL is a STEALTH(R) liposome formulation of doxorubicin, an off-patent anticancer drug.

"FDA market clearance of DOXIL is a significant milestone for patients with Kaposi's sarcoma," said Chairman and Chief Executive Officer, Dr. I. Craig Henderson. "DOXIL is a new pharmaceutical product that provides real hope for the people with AIDS-related Kaposi's sarcoma for whom conventional therapy -- even therapy with doxorubicin -- failed or who could not tolerate conventional chemotherapy. Our clinical data show that DOXIL has a circulating half-life of approximately 50 hours, as compared to about 10 minutes for free (non-liposome) doxorubicin. It is thought that the increased half-life enables STEALTH liposomes to concentrate encapsulated drug in areas of the body where new blood vessels are being formed and are leaky, such as tumors."

DOXIL has received market clearance under the FDA's accelerated approval regulations. In accord with these regulations, SEQUUS has committed to conducting a post-marketing controlled clinical trial designed to verify and describe the clinical benefit of DOXIL.

"In anticipation of this FDA clearance, SEQUUS has built a team of 22 sales professionals to market DOXIL," said Scott Minick, President and Chief Operating Officer. "This group is experienced in the sale of pharmaceutical products to physicians, hospitals and clinics, including managed care providers, in the United States, and in facilitating reimbursement with third party payors. The SEQUUS sales force will immediately begin to promote DOXIL. We are pleased that SEQUUS will join the relatively small group of biopharmaceutical companies with products in the market."


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SEQUUS PHARMACEUTICALS
RECEIVES MARKET CLEARANCE FOR DOXIL(R)
November 20, 1995 -- Page 2


"For people with AIDS-related KS for whom current therapy has failed or who are intolerant to such therapy, and for the medical community that treats this patient population, DOXIL is a welcome addition to the arsenal of products currently available to manage other debilitating effects of AIDS and its associated opportunistic infections," noted Donald Northfelt, MD, University of California, San Francisco, one of the Company's clinical investigators.

SEQUUS has established a Patient Assistance Program for KS patients who might benefit from DOXIL treatment as indicated and who meet certain criteria, but do not have private or subsidized health insurance. Further information may be obtained by calling 1-800-375-1658.

"The entire SEQUUS team, including our clinical and scientific collaborators, has worked long and hard for this day," said Frank Martin, Ph.D., Vice President and Chief Scientist. "We are delighted that DOXIL is in the first wave of liposome products cleared to market in the United States."

SEQUUS has submitted an application for European Union market clearance to the Committee on Proprietary and Medicinal Products (CPMP). The Company expects the CPMP to review DOXIL in February 1996. The Company is in discussions with potential corporate partners to market and distribute DOXIL, with a primary focus outside of the U.S.

DOXIL is to be administered intravenously at a dose of 20 mg/m(2) over 30 minutes, once every three weeks, for as long as patients respond satisfactorily and tolerate treatment.

The U.S. Centers for Disease Control and Prevention (CDC) estimate that one million Americans are currently infected with HIV, the virus that causes AIDS. The World Health Organization estimates that, worldwide, 18 million adults and over 1.5 million children are infected with HIV. Kaposi's sarcoma is the most commonly diagnosed malignancy in people living with HIV. It is estimated that KS affects less than 20 percent of the worldwide AIDS population, yet the total number of AIDS-related KS patients is unknown as is the percentage of patients requiring chemotherapy.

Established in 1981 and headquartered in Menlo Park, Calif. (with offices in London, England), SEQUUS is developing proprietary pharmaceutical products principally to treat cancer and infectious disease. The Company is conducting clinical trials of DOXIL in additional indications, including ovarian cancer (Phase II), breast cancer (Phase I/II in Europe), primary liver cancer (Phase I/II) and prostate cancer (Phase II).


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